Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Basket: Underlying Weighting MSCI EAFE ® Index (ticker: “ MXEA ”) 30.00% Russell 2000® Index (ticker: “RTY”) 30.00% S&P 500® Index (ticker: “SPX”) 40.00% Pricing date: December 8, 2023 Valuation dates: December 11, 2024 and December 8, 2026 (the “final valuation date”), each subject to postponement if such date is not a scheduled trading day or certain market disruption events occur Maturity date: Unless earlier redeemed, December 11, 2026 Automatic early redemption: If, on the valuation date prior to the final valuation date, the basket value is greater than or equal to the initial basket value, the securities will be automatically redeemed for an amount equal to the principal plus the applicable premium Premium: 10.00% of the stated principal amount Payment at maturity (if not autocalled): • If the final basket value is greater than or equal to the initial basket value: $1,000 + the return amount • If the final basket value is less than the initial basket value but greater than or equal to the final buffer value: $1,000 • If the final basket value is less than the final buffer value: $1,000 + [$1,000 × (the basket return + the buffer percentage)] If the securities are not automatically redeemed prior to maturity and the final basket value is less than the final buffer value, which means that the basket has depreciated from the initial basket value by more than the buffer percentage, you will lose 1% of the stated principal amount of your securities at maturity for every 1% by which that depreciation exceeds the buffer percentage. Initial basket value: 100 Basket value: On any valuation date, 100 × (1 + the sum of the weighted underlying returns of the underlyings determined as of that date) Final basket value: The basket value on the final valuation date Return amount: $1,000 × the basket return × the upside participation rate Upside participation rate: 200% Basket return: ( i ) The final basket value minus the initial basket value, divided by (ii) the initial basket value Weighted underlying return: For each underlying, its underlying return multiplied by its weighting Underlying return: For each underlying on any valuation date, ( i ) its closing value on that valuation date minus its initial underlying value, divided by (ii) its initial underlying value Final buffer value: 85, 85% of the initial basket value Buffer percentage: 15% CUSIP / ISIN: 17291TE79 / US17291TE792 Stated principal amount: $1,000 per security Pricing Supplement: Preliminary Pricing Supplement dated November 30 , 2023 *Assumes the securities have not been automatically redeemed prior to maturity Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 2 Year Autocallable Buffered Securities Linked to an Unequally Weighted Basket Valuation Date on which the Basket Value Exceeds the Initial Basket Value Premium Hypothetical Payment at Early Redemption December 11, 2024 10.00% $1,100.00 Hypothetical Interim Payment per Security If the basket value is greater than or equal to the initial basket value on the valuation date prior to the final valuation date, then the securities will be automatically redeemed prior to maturity and you will receive a premium following that valuation date. Hypothetical Payment at Maturity* Hypothetical Basket Return Hypothetical Security Return Hypothetical Payment at Maturity C 50.00% 100.00% $2,000.00 25.00% 50.00% $1,500.00 5.00% 10.00% $1.100.00 B 0.00% 0.00% $1,000.00 - 5.00% 0.00% $1,000.00 - 15.00% 0.00% $1,000.00 A - 15.01% - 0.01% $999.90 - 75.00% - 60.00% $400.00 - 100.00% - 85.00% $150.00 A B C

Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 270327 and 333 - 270327 - 01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Selected Risk Considerations • You may lose a significant portion of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the final basket value. If the final basket value is less than the final buffer value, which means that the basket has depreciated from the initial basket value by more than the buffer percentage, you will lose 1% of the stated principal amount of your securities for every 1% by which that depreciation exceeds the buffer percentage. • If the securities are automatically redeemed, the appreciation potential of the securities is limited by the premium specified for the valuation date prior to the final valuation date. • The securities may be automatically redeemed prior to maturity, limiting the term of the securities. • You will not receive dividends or have any other rights with respect to the underlyings . • The performance of the securities will depend on the basket value solely on the valuation dates, which makes the securities particularly sensitive to volatility in the closing values of the underlyings that constitute the basket on or near the valuation dates • The securities are unsecured debt securities and are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • Changes in the closing values of the underlyings may offset each other. • The underlyings may be highly correlated in decline. • An investment in the securities is not a diversified investment. • The underlyings are unequally weighted. • The MSCI EAFE ® Index is subject to risks associated with non - U.S. markets. • Fluctuations in exchange rates will affect the closing value of the MSCI EAFE ® Index. • The Russell 2000® Index is subject to risks associated with small capitalization stocks. • Our offering of the securities is not a recommendation of the basket or the underlyings . • The issuer and its affiliates may have conflicts of interest with you. • The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. • Changes that affect the underlyings may affect the value of your securities. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities.